Exhibit 34.5

KPMG LLP Aon Center Suite 5500 200 East Randolph Drive Chicago, IL 60601-6436

Report of Independent Registered Public Accounting Firm

To the Advisory Committee of Select Portfolio Servicing, Inc. and Subsidiaries, a direct subsidiary of Credit Suisse (USA), Inc.:

We have examined management’s assertion, included in the accompanying Management’s Assessment of Compliance, that Select Portfolio Servicing, Inc. and Subsidiaries, a direct subsidiary of Credit Suisse (USA), Inc., (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB (the Servicing Criteria) for publicly-issued (i.e., transaction-level reporting required under the Securities Exchange Act of 1934, as amended) and certain privately-issued (i.e., for which transaction-level reporting is required pursuant to contractual obligation) residential mortgage-backed securities, for which the Company provides primary servicing (the “Platform”), except for Servicing Criteria 1122(d)(1)(iii), 1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(iii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2017. Appendix A to Management’s Assessment of Compliance identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the Servicing Criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the Servicing Criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the Servicing Criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the Servicing Criteria.

As described in the accompanying Management’s Assessment of Compliance, for Servicing Criteria 1122(d)(4)(ix), 1122(d)(4)(x)(A), 1122(d)(4)(xi), 1122(d)(4)(xii) and 1122(d)(4)(xiii), the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that none of these vendors are considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by the SEC’s Compliance and Disclosure Interpretation (“C&DI”) 200.06, Vendors Engaged by Servicers (C&DI 200.06). As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related servicing criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06.

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with

KPMG International Cooperative (“KPMG International”), a Swiss entity.

In our opinion, management’s assertion that the Company complied with the aforementioned Servicing Criteria, including Servicing Criteria 1122(d)(4)(ix), 1122(d)(4)(x)(A), 1122(d)(4)(xi), 1122(d)(4)(xii) and 1122(d)(4)(xiii) for which compliance is determined based on C&DI 200.06 as described above, as of and for the year ended December 31, 2017, is fairly stated, in all material respects.

Chicago, Illinois

February 23, 2018

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